SEVEN DAY REDEEMABLE CERTIFICATE


No. ________________                                           $________________

PIF/CORNERSTONE MINISTRIES INVESTMENTS, INC. ("ISSUER" OR "WE" AND RELATED PRONOUNS) promises to pay to ___________________________________________________
or registered assigns ("you" or "holder"), the principal sum of ________________ ________________________ Dollars ($__________).
Taxpayer I.D. Number: __________________ CUSIP Number:_________________.


Payment Dates:______________ and ________________.
Maturity Date:______________
Interest Rate:  See below

This Certificate has no stated maturity. It can be purchased in any amount of at least $100 and you can add to your Certificate at any time, in amounts of $100 or more. The amount you have invested will remain in your Certificate account until you redeem it. You may redeem any amount of the balance by giving us at least seven days written notice of the amount you want redeemed and the date you want us to send you a check.

The rate of interest will initially be 5%. Our board of directors will set the rate on the first business day of each January, June, September and December. The directors may also change the rate between those dates if they believe that market conditions warrant a change. You will be notified seven days in advance of any rate change and we will keep the current interest rate posted on our web site [__________]. You can choose to have interest paid semiannually or when you redeem an amount.

General terms. Your Certificate will begin to bear interest at the stated rate one business day after we receive your funds. However, we will not issue the Certificate or a receipt for an investment until the check or other payment has cleared our bank. All interest and maturities will be calculated on a 365-day year. Any payment due on a weekend or on a nationally recognized bank holiday will be paid the next business day.

We will set interest rates for future certificates as market conditions warrant. Certificates issued in the future may bear higher or lower interest rates than the currently offered certificates, and may have different terms and conditions than this Certificate.

Certificates will normally be registered in book entry form and the investor will receive only a written confirmation of their investment, and not an actual certificate.

                                                   Dated:_________________, 2001


___________________, as Trustee, certifies          PIF/CORNERSTONE MINISTRIES
that this is one of the Certificates                INVESTMENTS, INC.
referred to in the Trust Indenture.



By:_________________________________                By:_________________________
Name:                                               Name:
Title:                                              Title:



              [SEAL]                                       [SEAL]





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